Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS FIRST QUARTER 2020 RESULTS AND UPDATES FULL YEAR 2020 OPERATIONAL PLANS AND GUIDANCE

DALLAS, Texas, April 29, 2020 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the first quarter of 2020 and updated its full year 2020 operational plans and guidance. A short slide presentation summarizing the highlights of Matador’s first quarter 2020 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

First Quarter 2020 Management Comments

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “We are trying something new in this quarterly release. On both our website and on the webcast planned for tomorrow’s earnings conference call is a set of five slides identified as ‘Chairman’s Remarks’ (Slides A through E) to add color and detail to my remarks. Please let me know if this additional information is helpful to you.

“If you will look at Slide A, you will see that the first quarter of 2020 was another good quarter for Matador. The Board and I would like to commend once again the Matador team for their focused and professional response to the dual crises of the novel coronavirus and the abrupt decline in oil prices. Since early March, we have worked together to identify ways that Matador can reduce capital spending and operating expenses while increasing revenues and cash flows to weather these challenging times. At a meeting of Matador’s Board on March 10, 2020, I volunteered to take a 25% pay cut. The Board joined me in taking a 25% pay cut, too. Matador’s President and its Executive Vice Presidents then took a 20% pay cut, the other Vice Presidents took a 10% pay cut and the rest of the staff took a 5% pay cut. According to one prominent energy industry compensation study, Matador was the first company to announce any such cuts. Among the other first steps we took were to hedge 90% of our anticipated oil production for the remainder of the year, including all of our forecasted oil production in the second quarter, at oil prices ranging from $35 to $48 per barrel and to cut our capital spending by roughly 35% by reducing our rig count from six to three. We are prepared to take additional steps to further reduce spending if necessary.

“If you will now look at Slide B, throughout the first quarter, the operations group led the way to our goal of achieving lower-than-expected capital spending and operating expenses. Our capital expenditures for drilling, completing and equipping wells this past quarter were $25 million less than our original estimates for the first quarter of 2020, and we estimate that $15 million of these savings were attributable to improved operational efficiencies and lower-than-expected drilling and completion costs. Drilling and completion costs for all operated horizontal wells completed and turned to sales in the first quarter of 2020 averaged just over $1,000 per completed lateral foot, a decrease of 13% from average drilling and completion costs of $1,165 per completed lateral foot achieved in 2019. We expect drilling and completion costs per completed lateral foot to continue to decline throughout 2020, reflecting improved operational efficiencies, reduced service costs and the impact of drilling longer laterals, with most being two-mile laterals. These results bring us to Slide C, which indicates by the fourth quarter Matador could be approaching cash flow neutrality.

“At the end of this quarter, we also achieved the first of four important production milestones we set for Matador in 2020. Matador had previously predicted in early 2020 a significant surge in production when the first six Rodney Robinson wells in the western portion of the Antelope Ridge asset area were turned to sales in late March. As recently reported in a separate press release, the Rodney Robinson wells achieved record 24-hour initial potential test results for Matador from all three formations tested, collectively testing at rates of approximately 15,000 barrels of oil per day and 25 million cubic feet of natural gas per day. The other three production milestones should occur when the five Ray wells in the Rustler Breaks asset area and the five Leatherneck wells in the Greater Stebbins Area are turned to sales during the summer and when the 13 Boros wells in the Stateline asset area are turned to sales beginning in September and October. These Boros wells are likely to be even better than the Rodney Robinson wells. Collectively, these four groups of wells make up almost 60% of our expected completions in 2020 and should account for more than 60% of our incremental production this year.

“As we move forward in 2020, our priorities are to protect our balance sheet and our liquidity and to strengthen our exploration and production and midstream businesses. We will do whatever is required to protect our balance sheet and preserve the necessary liquidity to meet our goals. Many of you have wondered about our bank relationships. If you will look at Slide D, you will see that we had approximately $340 million of our ‘elected commitment’ available at the end of the first quarter and another $200 million available under the total ‘borrowing base’ of our reserves-based loan. We wish to express here our sincere appreciation for the support and encouragement we have always received from our bank group and especially this year.

“These are obviously challenging times for all of us, but challenging times can also bring unexpected opportunities, and we will remain open to all such possibilities as we navigate the remainder of 2020 and position ourselves for 2021 and beyond. We consider Matador’s current stock price to be a good buying opportunity. Matador’s assets include two successful businesses, 152 million barrels and 646 Bcf of proved oil and natural gas reserves, respectively, and 128,000 net acres in the Delaware Basin for its 117 million shares outstanding. Slide E shows the steady growth in our proved reserves and the amount of reserves each shareholder proportionately owns. The Board, the staff and I remain confident that the outlook for Matador is very positive when you combine these assets with Matador’s financial position, proven management team and operating staff.”

Financial and Operational Highlights

Oil Equivalent Production

•
First quarter 2020 average daily oil equivalent production decreased 4% sequentially to 71,200 barrels of oil equivalent (“BOE”) per day (57% oil), as compared to 73,700 BOE per day in the fourth quarter of 2019, and increased 19% year-over-year, as compared to 59,900 BOE per day in the first quarter of 2019. The 4% sequential decline in average daily oil equivalent production was better than expected as the Company had originally projected a sequential decline of 5 to 7% in the first quarter of 2020.

Net Income, Earnings Per Share and Adjusted EBITDA

•
First quarter 2020 net income (GAAP basis) was $125.7 million, or $1.08 per diluted common share, a five-fold sequential increase from net income of $24.0 million in the fourth quarter of 2019 and a significant year-over-year increase from a net loss of $16.9 million in the first quarter of 2019, due primarily to a $136.4 million non-cash, unrealized gain on derivatives in the first quarter of 2020, as compared to a non-cash, unrealized loss on derivatives of $24.0 million in the fourth quarter of 2019 and a non-cash, unrealized loss on derivatives of $45.7 million in the first quarter of 2019.

•
First quarter 2020 adjusted net income (a non-GAAP financial measure) was $23.1 million, or $0.20 per diluted common share, a 50% sequential decrease from $46.1 million in the fourth quarter of 2019, and a 5% year-over-year increase from $21.9 million in the first quarter of 2019. The sequential decline in adjusted net income was primarily attributable to lower first quarter 2020 realized oil and natural gas prices of $45.87 per barrel and $1.70 per thousand cubic feet, respectively, that were 19% and 26% below fourth quarter 2019 realized oil and natural gas prices of $56.36 per barrel and $2.31 per thousand cubic feet, respectively.

•
First quarter 2020 adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA,” a non-GAAP financial measure) were $140.6 million, a 22% sequential decrease from $181.0 million in the fourth quarter of 2019, and a 13% year-over-year increase from $124.8 million in the first quarter of 2019. The sequential decline in Adjusted EBITDA was also primarily attributable to lower oil and natural gas prices realized in the first quarter of 2020, as compared to the fourth quarter of 2019.

Third-Party Midstream Services Revenues

•
Third-party midstream services revenues were $15.8 million in the first quarter of 2020, a 10% sequential decrease from $17.7 million in the fourth quarter of 2019, and a 34% year-over-year increase from $11.8 million in the first quarter of 2019. The sequential decline in third-party midstream services revenues was in line with the Company’s expectations and was primarily attributable to a decrease in third-party natural gas gathering and processing revenues in the first quarter of 2020 as market conditions have changed.

Record Low Operating and General and Administrative Unit Costs

•
Lease operating expenses (“LOE”) in the first quarter of 2020 were $4.77 per BOE, an 8% sequential increase from $4.43 per BOE in the fourth quarter of 2019, but a 17% year-over-year decrease from $5.78 per BOE in the first quarter of 2019. This result was the lowest first quarter LOE per BOE since Matador became a public company and was approximately 20% less than average first quarter LOE per BOE in recent years.

•
General and administrative expenses (“G&A”) per BOE in the first quarter of 2020 were $2.51 per BOE, a 21% sequential decrease from $3.17 per BOE in the fourth quarter of 2019, and a 26% year-over-year decrease from $3.39 per BOE in the first quarter of 2019. This result was the lowest G&A per BOE in the Company’s history and should trend lower as the aforementioned G&A cost reductions take effect as the year progresses.

Lower Capital Expenditures and Improved Capital Efficiency

•
Matador incurred capital expenditures for drilling, completing and equipping wells (“D/C/E capital expenditures”) of approximately $169 million in the first quarter of 2020, or 13% below the Company’s estimate for D/C/E capital expenditures of $194 million. Matador estimates that $15 million of these savings were attributable to improved operational efficiencies and lower-than-expected drilling and completion costs in the Delaware Basin.

•
Drilling and completion costs for all operated horizontal wells completed and turned to sales in the first quarter of 2020 averaged just over $1,000 per completed lateral foot, a decrease of 13% from average drilling and completion costs of $1,165 per completed lateral foot achieved in full year 2019.

Increased and Improved Hedging Positions

•
Since the beginning of the second quarter of 2020, Matador has restructured portions of its then-existing 2020 West Texas Intermediate (“WTI”) oil hedges, providing additional revenue protection should oil prices remain at currently depressed levels for the remainder of 2020 or should further market disruptions occur. At April 29, 2020, Matador had approximately 10.3 million barrels of oil, or approximately 90% of its anticipated oil production (including all of its anticipated oil production in April through June 2020), hedged for the period April through December 2020 based on the midpoint of its updated 2020 production guidance detailed below. These hedges are at weighted average oil prices of approximately $38.00 to $39.00 per barrel for the period from April through December 2020. The Company also recently began adding new WTI oil hedges for 2021, as well as natural gas hedges for late 2020 and early 2021.

Note: All references to Matador’s net income (loss), adjusted net income (loss) and Adjusted EBITDA reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, net loss or Adjusted EBITDA, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo I”) and San Mateo Midstream II, LLC (“San Mateo II,” and, together with San Mateo I, “San Mateo”). Matador owns 51% of San Mateo. For a definition of adjusted net income (loss), adjusted earnings (loss) per diluted common share and Adjusted EBITDA and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Net Production Volumes:(1)
Oil (MBbl)(2)	3,697	3,872	3,107
Natural gas (Bcf)(3)	16.7	17.5	13.7
Total oil equivalent (MBOE)(4)	6,476	6,785	5,395
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	40,626	42,087	34,517
Natural gas (MMcf/d)(6)	183.2	190.0	152.5
Total oil equivalent (BOE/d)(7)	71,161	73,749	59,941
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$45.87	$56.36	$49.64
Oil, with realized derivatives (per Bbl)	$48.81	$56.78	$50.72
Natural gas, without realized derivatives (per Mcf)(8)	$1.70	$2.31	$2.85
Natural gas, with realized derivatives (per Mcf)	$1.70	$2.31	$2.84
Revenues (millions):
Oil and natural gas revenues	$197.9	$258.6	$193.3
Third-party midstream services revenues	$15.8	$17.7	$11.8
Realized gain on derivatives	$10.9	$1.7	$3.3
Operating Expenses (per BOE):
Production taxes, transportation and processing	$3.35	$3.88	$3.65
Lease operating	$4.77	$4.43	$5.78
Plant and other midstream services operating	$1.54	$1.51	$1.73
Depletion, depreciation and amortization	$14.01	$14.89	$14.25
General and administrative(9)	$2.51	$3.17	$3.39
Total(10)	$26.18	$27.88	$28.80
Other (millions):
Net sales of purchased natural gas(11)	$2.5	$0.7	$0.6

Net income (loss) (millions)(12)	$125.7	$24.0	$(16.9)
Earnings (loss) per common share (diluted)(12)	$1.08	$0.21	$(0.15)
Adjusted net income (millions)(12)(13)	$23.1	$46.1	$21.9
Adjusted earnings per common share (diluted)(12)(14)	$0.20	$0.39	$0.19
Adjusted EBITDA (millions)(12)(15)	$140.6	$181.0	$124.8
San Mateo net income (millions)	$19.1	$19.6	$15.2
San Mateo Adjusted EBITDA (millions)(15)	$26.2	$26.5	$20.8

(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.

(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.59, $0.70 and $0.85 per BOE of non-cash, stock-based compensation expense in the first quarter of 2020, the fourth quarter of 2019 and the first quarter of 2019, respectively.
(10) Total does not include the impact of purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas refers to residue natural gas and natural gas liquids (“NGL”) that are purchased from customers and subsequently resold. Such amounts reflect revenues from sales of purchased natural gas of $10.5 million, $34.7 million and $11.2 million less expenses of $8.1 million, $34.0 million and $10.6 million in the first quarter of 2020, the fourth quarter of 2019 and the first quarter of 2019, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (loss) (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings (loss) per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”

Updated Full Year 2020 Guidance

A series of unprecedented events impacting the oil and natural gas industry has occurred since the beginning of 2020, including the worldwide destruction of demand for crude oil resulting from the outbreak of the novel coronavirus, or COVID-19, and, on March 6, 2020, from the actions of Saudi Arabia, other members of the Organization of Petroleum Exporting Countries and Russia. In response, on March 11, 2020, Matador announced its plans to reduce its operated drilling program from six to three rigs by the end of the second quarter of 2020. Matador released the first of these operated rigs in late March, and the second operated rig was released in late April. At April 29, 2020, Matador is operating four drilling rigs in the Delaware Basin. Matador intends to release one of those operated rigs by the end of the second quarter of 2020.

On April 13, 2020, Matador announced that recent actions taken by the Company should save or cause the Company to receive a sum approaching $340 million in 2020, as compared to its original 2020 estimates, including reductions of $250 million in D/C/E capital expenditures and $40 million in operating expenses, in particular LOE and G&A expenses.

Today, Matador has updated its full year 2020 guidance estimates as highlighted in the table below, each as compared to the Company’s original guidance as provided on February 25, 2020. These updated guidance estimates include Matador’s plans to shut in or curtail portions of its Delaware Basin and Eagle Ford production in May 2020 and likely again in June 2020, as described later in this release. Further, these updated guidance estimates assume Matador operates four drilling rigs in the Delaware Basin for the remainder of the second quarter of 2020 and operates three drilling rigs in the Delaware Basin throughout the second half of 2020.

These estimates also assume the Company completes and turns to sales all remaining wells in its revised 2020 drilling program as described in this earnings release, including, in particular, the 13 “Boros” wells currently being drilled in the Stateline asset area. Matador plans to complete and turn to sales the 13 Boros wells in a staggered fashion at various times during September and early October 2020.

		2020 Guidance Estimates
Guidance Metric	Actual 2019 Results	Original 2020(1)	% YoY Change(2)	Updated 2020(3)	% YoY Change(4)
Total Oil Production, million Bbl	14.0	16.0 to 16.5	+16%	15.1 to 15.5	+9%
Total Natural Gas Production, Bcf	61.1	66.0 to 71.0	+12%	62.0 to 66.0	+5%
Total Oil Equivalent Production, million BOE	24.2	27.0 to 28.3	+14%	25.4 to 26.5	+7%
D/C/E CapEx(5), million $	$671	$690 to $750	+7%	$440 to $500	-30%
San Mateo Midstream CapEx(6), million $	$77	$85 to $105	+23%	$85 to $105	+23%

(1) Original full year 2020 guidance, as provided on February 25, 2020.
(2) Represents percentage change from 2019 actual results to the midpoint of original 2020 guidance, as provided on February 25, 2020.
(3) As of and as updated on April 29, 2020.
(4) Represents percentage change from 2019 actual results to the midpoint of updated 2020 guidance, as provided on April 29, 2020.
(5) Capital expenditures associated with drilling, completing and equipping wells.
(6) Primarily reflects Matador’s share of 2020 estimated capital expenditures for San Mateo and accounts for remaining portions of the $50 million capital carry an affiliate of Five Point Energy LLC (“Five Point”) agreed to provide as part of the ongoing San Mateo II expansion in Eddy County, New Mexico. San Mateo’s capital expenditures (and Matador’s share of those expenditures) are expected to decline significantly in the fourth quarter of 2020, following the anticipated completion of the 200 million cubic feet per day expansion of the Black River Processing Plant (as defined below), the large diameter pipelines and other related infrastructure in September 2020.

Drilling and Completion Activity Guidance

Matador released one operated drilling rig in late March, and a second operated drilling rig was released in late April. The first rig released had been drilling in the Company’s Wolf asset area in Loving County, Texas, and Matador plans to complete and turn to sales all wells drilled, but not yet completed, in the Wolf asset area during the second quarter of 2020. The second rig released had been drilling five wells in the Stebbins area and surrounding leaseholds in the southern portion of the Arrowhead asset area (the “Greater Stebbins Area”). These five wells are the “Leatherneck” wells mentioned in the Company’s April 13, 2020 press release, and Matador expects the Leatherneck wells to be completed and turned to sales in the summer of 2020. During the second half of 2020, Matador expects to have all three of its drilling rigs operating in the Delaware Basin. Two of these rigs are expected to operate in the Stateline asset area with the third rig operating primarily in the Rustler Breaks and Antelope Ridge asset areas. Matador plans to begin drilling its next four wells on the Rodney Robinson tract in the western portion of the Antelope Ridge asset area in the fourth quarter of 2020, but these wells are not expected to be completed and turned to sales until early in the second quarter of 2021.

The tables below present our original and updated guidance estimates for wells to be completed and turned to sales in 2020.

2020 Estimated Wells Turned to Sales - Original Guidance			2020 Estimated Wells Turned to Sales - Updated Guidance
	Gross	Net		Gross	Net
Operated	69	58.0	Operated	53	45.9
Non-Operated	81	5.6	Non-Operated	43	2.7
Total	150	63.6	Total	96	48.6
As of and as provided on February 25, 2020.			As of and as updated on April 29, 2020.

During the first quarter of 2020, Matador completed and turned to sales 39 gross (15.9 net) operated and non-operated wells, including 17 gross (15.6 net) operated and 22 gross (0.3 net) non-operated wells. These first quarter 2020 completions are included in the estimated totals for wells to be completed and turned to sales in the full year 2020 updated guidance provided above.

Of the 53 operated horizontal wells expected to be completed and turned to sales in 2020, 44, or 83%, are expected to have lateral lengths greater than one mile and 39, or 74%, are expected to be two-mile laterals. The average completed lateral length of these 53 operated horizontal wells is anticipated to be 8,700 feet, as compared to an average completed lateral length of 5,700 feet for operated horizontal wells completed and turned to sales in 2019.

Second Quarter 2020 Updated Completions and Production Cadence

Second Quarter 2020 Drilling and Completion Activity

During the remainder of the second quarter of 2020, Matador expects to operate four drilling rigs in the Delaware Basin. The Company estimates that it will complete and turn to sales 11 gross (8.2 net) operated and no non-operated wells in the second quarter of 2020. Of the 11 gross operated wells completed and turned to sales in the second quarter, five wells are expected to be in the Rustler Breaks asset area (the five “Ray” wells specifically mentioned in the Company’s April 13, 2020 press release), five wells are expected to be in the Wolf asset area and one well is expected to be in the Antelope Ridge asset area.

Second Quarter 2020 Oil, Natural Gas and Oil Equivalent Production

As a result of the sharp decline in oil prices since early March 2020, as well as the current outlook for low oil prices throughout the second quarter of 2020, Matador plans to curtail and shut in portions of its Delaware Basin and Eagle Ford shale oil and natural gas production in May 2020 and will likely curtail and shut in portions of its production during June as well. As a result, at April 29, 2020, Matador estimates that its second quarter 2020 average daily oil equivalent production will decline 4 to 6% from 71,200 BOE per day in the first quarter of 2020. Average daily oil production in the second quarter of 2020 is anticipated to remain approximately flat, as compared to 40,600 barrels per day in the first quarter, and average daily natural gas production in the second quarter is anticipated to decline 10 to 12%, as compared to 183.2 million cubic feet per day in the first quarter of 2020.

In late March and early April 2020, Matador turned to sales 10 new wells in the Delaware Basin, including the first six Rodney Robinson wells in the western portion of the Antelope Ridge asset area and four wells in the Wolf asset area. As a result of the initial production from these 10 wells, Matador’s average daily oil equivalent production increased to more than 80,000 BOE per day (net to Matador) for a few days, including average daily oil production of more than 48,000 barrels per day. The productivity of these new wells exceeded the Company’s expectations, and absent the current depressed oil price environment, Matador would have expected to increase its average daily oil and oil equivalent production guidance for the second quarter of 2020 in excess of the growth targets outlined in its original 2020 production guidance as provided on February 25, 2020. All wells drilled on the Rodney Robinson and the Boros tracts have higher net revenue interests of 87.5%, which results in Matador receiving an additional 17% (approximately) of the production and revenues from these wells, as compared to leases having net revenue interests of 75%.

As noted in its April 13, 2020 press release, however, Matador has been producing its Rodney Robinson wells at restricted flow rates since their initial potential (“IP”) tests were completed. Further, as noted above, in May and likely again in June 2020, the Company plans to shut in portions of its oil and natural gas production from the Delaware Basin and the Eagle Ford shale until oil prices improve. Matador will continue to monitor oil prices closely, as well as its leasehold terms and other obligations, in making decisions regarding the degree and the length of any such production shut-ins and restricted flows. Matador believes it has taken prudent steps thus far regarding its production decisions in the second quarter of 2020 but may reduce its production further as the quarter progresses should conditions warrant.

Matador expects to provide updated estimates of its third and fourth quarter production with its second quarter 2020 earnings release in late July or early August. At the present time, the Company expects that its production cadence in the third and fourth quarters will be much the same as provided in its original 2020 guidance estimates—little change in total production from the second quarter to the third quarter, followed by a significant increase in total production, both oil and natural gas, in the fourth quarter of 2020 as the first 13 Boros wells in the Stateline asset area are turned to sales in a staggered fashion throughout September and early October 2020.

Significant Well Results

The following table highlights the 24-hour IP test results from certain of Matador’s operated wells completed and turned to sales in the Delaware Basin in the first quarter of 2020. Matador continues to be pleased with its well results across its acreage position in the Delaware Basin and, in particular, with the results from the first six Rodney Robinson wells, as initially reported on April 13, 2020. The Rodney Robinson wells were turned to sales at the very end of March and did not contribute to first quarter 2020 production volumes. (Please see Matador’s April 13, 2020 press release for additional information about the Rodney Robinson wells.)

	Completion	24-hr IP	BOE/d /	Oil
Asset Area/Well Name	Interval	(BOE/d)	1,000 ft.(1)	(%)	Comments
Antelope Ridge, Lea County, NM
Rodney Robinson Federal #102H	Upper Avalon	2,706	271	80%	Record IPs for Avalon wells drilled and completed to date by Matador in the Delaware Basin. Rodney Robinson Federal #101H still cleaning up, and flow rates continue to increase.
Rodney Robinson Federal #101H	Lower Avalon	1,525	154	81%
Rodney Robinson Federal #121H	Second Bone Spring	2,751	276	82%	Record IPs for Second Bone Spring wells drilled and completed to date by Matador in the Delaware Basin.
Rodney Robinson Federal #122H	Second Bone Spring	2,803	278	80%
Rodney Robinson Federal #201H	Wolfcamp A-XY	4,800	503	77%	Record IPs for Wolfcamp A-XY wells drilled and completed to date by Matador in the Delaware Basin.
Rodney Robinson Federal #202H	Wolfcamp A-XY	4,651	462	76%
Rustler Breaks, Eddy County, NM
Jack Sleeper 09&16-23S-28E RB #201H	Wolfcamp A-XY	1,497	153	67%
Three excellent Wolfcamp completions, all two-mile laterals, in the Rustler Breaks asset area. Wolfcamp A-XY and A-Lower wells producing with little decline in first three months—each still producing approximately 1,000 barrels of oil per day over the past 30 days.

Jack Sleeper 09&16-23S-28E RB #215H	Wolfcamp A-Lower	1,764	178	70%
Jack Sleeper 09&16-23S-28E RB #221H	Wolfcamp B	1,823	184	34%
Wolf, Loving County, TX
Carthel 31-TTT-B02 WF #202H	Wolfcamp A-XY	2,389	256	58%	Another strong Wolfcamp A-XY completion in the Wolf asset area.
(1) 24-hour IP per 1,000 feet of completed lateral length.

Operations Update

Wells Completed and Turned to Sales

During the first quarter of 2020, Matador completed and turned to sales a total of 39 gross (15.9 net) wells in its various operating areas. This total was comprised of 17 gross (15.6 net) operated wells and 22 gross (0.3 net) non-operated wells, which was consistent with Matador’s estimates for the first quarter of 2020.

	Operated		Non-Operated		Total		Gross Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Antelope Ridge	11	10.4	6	0.1	17	10.5	2-AVLN, 1-1BS, 4-2BS, 1-3BS, 2-WC A, 1-WC B
Arrowhead	-	-	-	-	-	-	No wells turned to sales in Q1 2020
Ranger	-	-	-	-	-	-	No wells turned to sales in Q1 2020
Rustler Breaks	3	2.6	13	0.2	16	2.8	2-WC A, 1-WC B
Twin Lakes	-	-	-	-	-	-	No wells turned to sales in Q1 2020
Wolf/Jackson Trust	3	2.6	-	-	3	2.6	3-WC A
Delaware Basin	17	15.6	19	0.3	36	15.9
South Texas	-	-	-	-	-	-
Haynesville Shale	-	-	3	0.0	3	0.0
Total	17	15.6	22	0.3	39	15.9

Note: WC = Wolfcamp; BS = Bone Spring; AVLN = Avalon. For example, 4-2BS indicates four Second Bone Spring completions and 2-WC A indicates two Wolfcamp A completions. Any “0.0” values in the table above suggest a net working interest of less than 5%, which does not round to 0.1.

Realized Commodity Prices

Oil Prices

Matador’s weighted average realized oil price, excluding derivatives, declined 19% sequentially from $56.36 per barrel in the fourth quarter of 2019 to $45.87 per barrel in the first quarter of 2020, primarily resulting from the sharp decline in oil prices that began in early March 2020.  Matador’s weighted average oil price differential relative to the WTI benchmark improved from ($0.51) per barrel in the fourth quarter of 2019 to +$0.09 per barrel in the first quarter of 2020, inclusive of transportation costs.  However, the Midland-Cushing oil basis differential has widened considerably in recent weeks. In addition, as a result of oil futures prices being significantly higher than current spot prices for oil, the monthly “roll,” which typically has minimal impact on the Company’s realized oil pricing, is expected to be significant during the second quarter of 2020. As a result, Matador’s weighted average oil price differential relative to the WTI benchmark price is anticipated to be negative and in the range of ($6.00) to ($9.00) per barrel in the second quarter of 2020, inclusive of the monthly roll and transportation costs.

Natural Gas Prices

Matador’s weighted average realized natural gas price, excluding derivatives, declined 26% sequentially from $2.31 per thousand cubic feet in the fourth quarter of 2019 to $1.70 per thousand cubic feet in the first quarter of 2020, due primarily to lower benchmark natural gas prices. Matador realized a weighted average natural gas price differential of ($0.17) per thousand cubic feet below the average NYMEX Henry Hub natural gas price in the first quarter of 2020, as compared to a differential of ($0.10) per thousand cubic feet below the average NYMEX Henry Hub natural gas price in the fourth quarter of 2019. Matador anticipates its weighted average natural gas price differential relative to the Henry Hub benchmark should be in the range of ($0.30) to ($0.50) for the second quarter of 2020. Matador is a two-stream reporter, and the revenues associated with its NGL production are included in the weighted average realized natural gas price.

San Mateo Highlights and Update

Operating Highlights

San Mateo’s operations in the first quarter of 2020 were highlighted by increased water gathering and disposal volumes and consistent oil gathering volumes, as compared to the fourth quarter of 2019.  As anticipated, natural gas gathering and processing volumes declined in the first quarter of 2020, primarily as a result of reduced natural gas volumes being provided by a significant third-party customer.

San Mateo continued construction of an additional 200 million cubic feet per day of designed natural gas processing inlet capacity as part of the expansion of its cryogenic natural gas processing plant in Eddy County, New Mexico (the “Black River Processing Plant”), which is anticipated to be placed in service during the summer of 2020.  Construction of the Black River Processing Plant expansion, which will bring the plant’s total designed natural gas processing inlet capacity to 460 million cubic feet per day, remains on time and on budget. When completed, the additional 200 million cubic feet of designed natural gas processing inlet capacity should provide sufficient natural gas processing services for Matador’s production from the Stateline asset area and the Greater Stebbins Area, which should significantly increase San Mateo’s natural gas gathering and processing volumes and associated revenues. Matador anticipates that San Mateo should generate positive free cash flow in 2021.

San Mateo has also begun construction on a large-diameter natural gas gathering line to connect the Stateline asset area with the Black River Processing Plant and expects to begin construction soon on a similar large-diameter natural gas gathering line to connect the Greater Stebbins Area with the Black River Processing Plant.  During the first quarter of 2020, San Mateo placed into service another commercial salt water disposal well in the Rustler Breaks asset area, bringing San Mateo’s designed salt water disposal capacity to approximately 335,000 barrels per day.

Gathering, Processing and Disposal Volumes

San Mateo’s operating and financial results during the first quarter of 2020 were as follows:

•
Gathered an average of 201 million cubic feet of natural gas per day in the Wolf and Rustler Breaks asset areas and the Greater Stebbins Area, a 23% sequential decrease, as compared to 262 million cubic feet per day in the fourth quarter of 2019, and a 12% year-over-year increase, as compared to 179 million cubic feet per day in the first quarter of 2019.

•
Processed an average of 177 million cubic feet of natural gas per day at the Black River Processing Plant, a 24% sequential decrease, as compared to 232 million cubic feet per day in the fourth quarter of 2019, and a 28% year-over-year increase, as compared to 138 million cubic feet per day in the first quarter of 2019.

•
Disposed of an average of 203,000 barrels of salt water per day in the Wolf and Rustler Breaks asset areas and the Greater Stebbins Area, a 7% sequential increase, as compared to 190,000 barrels per day in the fourth quarter of 2019, and a 19% year-over-year increase, as compared to 170,000 barrels per day in the first quarter of 2019.

•
Gathered an average of 27,000 barrels of oil per day in the Wolf and Rustler Breaks asset areas, which was flat as compared to the fourth quarter of 2019, and a 7% year-over-year increase, as compared to approximately 25,000 barrels per day in the first quarter of 2019.

Financial Results

During the first quarter of 2020, San Mateo achieved:

•	Net income (GAAP basis) of $19.1 million, a 3% sequential decrease from $19.6 million in the fourth quarter of 2019, and a 25% year-over-year increase from $15.2 million in the first quarter of 2019.

•
Adjusted EBITDA (a non-GAAP financial measure) of $26.2 million, essentially flat as compared to $26.5 million in the fourth quarter of 2019, and a 26% year-over-year increase from $20.8 million in the first quarter of 2019.

Capital Expenditures

•
Matador’s midstream capital expenditures of $20 million for the first quarter of 2020 were 51% below the Company’s estimate of $41 million for the first quarter of 2020. The midstream capital expenditures were $21 million lower than expected primarily due to the timing of operations. Certain capital expenditures previously anticipated in the first quarter, primarily associated with the construction of the two large-diameter pipelines noted above, are now expected to be incurred primarily in the second quarter of 2020.

Increased and Improved Hedging Positions

Matador continues to proactively manage its hedging positions in this lower commodity price environment and has made further changes and additions to the hedging positions disclosed in the Company’s April 13, 2020 press release. Since the beginning of the second quarter of 2020, Matador has restructured portions of its then-existing 2020 WTI oil hedges, as well as added WTI oil hedges for 2021 and natural gas hedges for late 2020 and early 2021.

The following is a summary of the Company’s open derivative financial instruments through 2022 at March 31, 2020, pro forma for all transactions completed in April 2020.

	Q2 2020	Q3 2020	Q4 2020	FY 2021	FY 2022
Oil Collars - West Texas Intermediate
Costless Collars - Volumes Hedged (MBbl)	554	879	879	-	-
Weighted-average Price Ceiling ($/Bbl)	$66.62	$66.05	$66.05	-	-
Weighted-average Price Floor ($/Bbl)	$47.64	$48.03	$48.03	-	-
WTI Swaps - Volumes Hedged (MBbl)	3,300	2,160	2,160	2,040	-
Swap Price ($/Bbl)	$34.83	$35.00	$35.00	$35.26	-
WTI Bought Puts - Volumes Hedged (MBbl)	391.5	-	-	-	-
Put Price ($/Bbl)	$48.15	-	-	-	-

Natural Gas Collars - Henry Hub
Costless Collars - Volumes Hedged (MMBtu)	-	-	3,200,000	4,800,000	-
Weighted-average Price Ceiling ($/MMBtu)	-	-	$3.71	$3.71	-
Weighted-average Price Floor ($/MMBtu)	-	-	$2.52	$2.52	-

Basis Swaps - Midland-Cushing Differential
Oil Basis Swaps - Volumes Hedged (MBbl)	2,439	2,448	2,448	8,400	5,520
Weighted-average Price ($/Bbl)	+$0.61	+$0.61	+$0.61	+$0.87	+$0.95

Conference Call Information

The Company will host a live conference call on Thursday, April 30, 2020, at 9:00 a.m. Central Time to review its first quarter 2020 operational and financial results. To access the live conference call, domestic participants should dial (855) 634-2925 and international participants should dial (720) 634-2925. The conference ID and passcode is

4576689. The conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay of the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab through May 31, 2020.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and salt water gathering services and salt water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; the impact of the novel coronavirus, or COVID-19, pandemic on oil and natural gas demand, oil and natural gas prices and our business; the operating results of the Company’s midstream joint venture’s expansion of the Black River cryogenic processing plant, including the timing of the further expansion of such plant; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering and transportation systems and the drilling of any additional salt water disposal wells, including in conjunction with the expansion of the midstream joint venture’s services and assets into new areas in Eddy County, New Mexico; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	March 31, 2020	December 31, 2019
ASSETS
Current assets
Cash	$27,063	$40,024
Restricted cash	29,732	25,104
Accounts receivable
Oil and natural gas revenues	52,879	95,228
Joint interest billings	70,318	67,546
Other	30,592	26,639
Derivative instruments	121,179	—
Lease and well equipment inventory	11,638	10,744
Prepaid expenses and other current assets	13,234	13,207
Total current assets	356,635	278,492
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	4,724,293	4,557,265
Unproved and unevaluated	1,169,751	1,126,992
Midstream properties	711,863	643,903
Other property and equipment	27,640	27,021
Less accumulated depletion, depreciation and amortization	(2,746,314)	(2,655,586)
Net property and equipment	3,887,233	3,699,595
Other assets
Derivative instruments	11,371	—
Other long-term assets	78,432	91,589
Total other assets	89,803	91,589
Total assets	$4,333,671	$4,069,676
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$17,659	$25,230
Accrued liabilities	197,305	200,695
Royalties payable	85,577	85,193
Amounts due to affiliates	234	19,606
Derivative instruments	—	1,897
Advances from joint interest owners	11,240	14,837
Amounts due to joint ventures	—	486
Other current liabilities	47,883	51,828
Total current liabilities	359,898	399,772
Long-term liabilities
Borrowings under Credit Agreement	315,000	255,000
Borrowings under San Mateo Credit Facility	307,500	288,000
Senior unsecured notes payable	1,039,811	1,039,416
Asset retirement obligations	37,118	35,592
Derivative instruments	—	1,984
Deferred income taxes	84,700	37,329
Other long-term liabilities	35,264	43,131
Total long-term liabilities	1,819,393	1,700,452
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 116,671,325 and 116,644,246 shares issued; and 116,564,598 and 116,642,899 shares outstanding, respectively	1,167	1,166
Additional paid-in capital	2,014,246	1,981,014
Accumulated deficit	(22,771)	(148,500)
Treasury stock, at cost, 106,727 and 1,347 shares, respectively	(1,293)	(26)
Total Matador Resources Company shareholders’ equity	1,991,349	1,833,654
Non-controlling interest in subsidiaries	163,031	135,798
Total shareholders’ equity	2,154,380	1,969,452
Total liabilities and shareholders’ equity	$4,333,671	$4,069,676

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended March 31,
	2020	2019
Revenues
Oil and natural gas revenues	$197,914	$193,269
Third-party midstream services revenues	15,830	11,838
Sales of purchased natural gas	10,544	11,231
Realized gain on derivatives	10,867	3,270
Unrealized gain (loss) on derivatives	136,430	(45,719)
Total revenues	371,585	173,889
Expenses
Production taxes, transportation and processing	21,716	19,665
Lease operating	30,910	31,163
Plant and other midstream services operating	9,964	9,316
Purchased natural gas	8,058	10,634
Depletion, depreciation and amortization	90,707	76,866
Accretion of asset retirement obligations	476	414
General and administrative	16,222	18,290
Total expenses	178,053	166,348
Operating income	193,532	7,541
Other income (expense)
Interest expense	(19,812)	(17,929)
Other income (expense)	1,320	(110)
Total other expense	(18,492)	(18,039)
Income (loss) before income taxes	175,040	(10,498)
Income tax provision (benefit)
Deferred	39,957	(1,013)
Total income tax provision (benefit)	39,957	(1,013)
Net income (loss)	135,083	(9,485)
Net income attributable to non-controlling interest in subsidiaries	(9,354)	(7,462)
Net income (loss) attributable to Matador Resources Company shareholders	$125,729	$(16,947)
Earnings (loss) per common share
Basic	$1.08	$(0.15)
Diluted	$1.08	$(0.15)
Weighted average common shares outstanding
Basic	116,607	115,315
Diluted	116,684	115,315

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended March 31,
	2020	2019
Operating activities
Net income (loss)	$135,083	$(9,485)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Unrealized (gain) loss on derivatives	(136,430)	45,719
Depletion, depreciation and amortization	90,707	76,866
Accretion of asset retirement obligations	476	414
Stock-based compensation expense	3,794	4,587
Deferred income tax provision (benefit)	39,957	(1,013)
Amortization of debt issuance cost	684	643
Changes in operating assets and liabilities
Accounts receivable	36,342	(3,873)
Lease and well equipment inventory	(1,296)	(1,465)
Prepaid expenses and other current assets	174	(936)
Other long-term assets	1,749	9,809
Accounts payable, accrued liabilities and other current liabilities	(58,562)	(41,621)
Royalties payable	384	(7,500)
Advances from joint interest owners	(3,598)	(6,297)
Other long-term liabilities	(92)	(6,608)
Net cash provided by operating activities	109,372	59,240
Investing activities
Oil and natural gas properties capital expenditures	(173,994)	(182,288)
Midstream capital expenditures	(73,439)	(33,340)
Expenditures for other property and equipment	(787)	(807)
Proceeds from sale of assets	—	1,555
Net cash used in investing activities	(248,220)	(214,880)
Financing activities
Borrowings under Credit Agreement	60,000	100,000
Borrowings under San Mateo Credit Facility	19,500	—
Cost to amend Credit Agreement	(660)	—
Proceeds from stock options exercised	45	3,150
Contributions related to formation of San Mateo I	14,700	14,700
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	50,000	12,330
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(11,515)	(8,330)
Taxes paid related to net share settlement of stock-based compensation	(1,336)	(3,208)
Cash paid under financing lease obligations	(219)	(274)
Net cash provided by financing activities	130,515	118,368
Decrease in cash and restricted cash	(8,333)	(37,272)
Cash and restricted cash at beginning of period	65,128	83,984
Cash and restricted cash at end of period	$56,795	$46,712

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA for San Mateo includes the financial results of San Mateo Midstream, LLC and San Mateo Midstream II, LLC. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation.  The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges.  In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and inventory impairments.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company, Consolidated

	Three Months Ended
(In thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Unaudited Adjusted EBITDA Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$125,729	$24,019	$(16,947)
Net income attributable to non-controlling interest in subsidiaries	9,354	9,623	7,462
Net income (loss)	135,083	33,642	(9,485)
Interest expense	19,812	19,701	17,929
Total income tax provision (benefit)	39,957	10,197	(1,013)
Depletion, depreciation and amortization	90,707	101,043	76,866
Accretion of asset retirement obligations	476	468	414
Unrealized (gain) loss on derivatives	(136,430)	24,012	45,719
Stock-based compensation expense	3,794	4,765	4,587
Net loss on asset sales and inventory impairment	—	160	—
Consolidated Adjusted EBITDA	153,399	193,988	135,017
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(12,823)	(12,964)	(10,178)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$140,576	$181,024	$124,839

	Three Months Ended
(In thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$109,372	$198,915	$59,240
Net change in operating assets and liabilities	24,899	(23,958)	58,491
Interest expense, net of non-cash portion	19,128	19,031	17,286
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(12,823)	(12,964)	(10,178)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$140,576	$181,024	$124,839

Adjusted EBITDA – San Mateo

	Three Months Ended
(In thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$19,088	$19,642	$15,229
Depletion, depreciation and amortization	4,600	4,249	3,406
Interest expense	2,437	2,502	2,142
Accretion of asset retirement obligations	45	58	—
Adjusted EBITDA	$26,170	$26,451	$20,777

	Three Months Ended
(In thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$25,244	$23,834	$32,616
Net change in operating assets and liabilities	(1,341)	199	(13,899)
Interest expense, net of non-cash portion	2,267	2,418	2,060
Adjusted EBITDA	$26,170	$26,451	$20,777

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share.  These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring expense items, along with the related tax effect for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$125,729	$24,019	$(16,947)
Total income tax provision (benefit)	39,957	10,197	(1,013)
Income (loss) attributable to Matador Resources Company shareholders before taxes	165,686	34,216	(17,960)
Less non-recurring and unrealized charges to income (loss) before taxes:
Unrealized (gain) loss on derivatives	(136,430)	24,012	45,719
Net loss on asset sales and inventory impairment	—	160	—
Adjusted income attributable to Matador Resources Company shareholders before taxes	29,256	58,388	27,759
Income tax expense(1)	6,144	12,261	5,829
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$23,112	$46,127	$21,930

Basic weighted average shares outstanding, without participating securities	115,883	115,746	115,315
Dilutive effect of participating securities	724	895	1,052
Weighted average shares outstanding, including participating securities - basic	116,607	116,641	116,367
Dilutive effect of options and restricted stock units	77	342	202
Weighted average common shares outstanding - diluted	116,684	116,983	116,569
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$0.20	$0.40	$0.19
Diluted	$0.20	$0.39	$0.19

(1) Estimated using federal statutory tax rate in effect for the period.